Exhibit 10.2

FIFTH AMENDMENT TO THE

PERCEPTRON, INC.

FIRST AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

Pursuant to the amendment provisions in Section 10.7 of the Perceptron, Inc. First Amended and Restated 2004 Stock Incentive Plan (“Plan”) and the approval of the Board of Directors of Perceptron, Inc. (“Company”), the Plan is hereby amended as set forth below:

1.                  Subject to approval of the shareholders of the Company, Section 1.6 of the Plan (Stock) shall be amended and restated in its entirety to read as follows:

1.6 Stock. The Corporation has reserved 2,600,000 shares of Common Stock for issuance in conjunction with all Options and other stock-based awards to be granted under the Plan. All of the 2,600,000 shares of Common Stock so reserved may be granted as ISOs. Each share of Common Stock subject to any Award shall be counted against the reserved share limit as one share. Shares of Common Stock subject to any unexercised portion of any Award that is terminated, cancelled, forfeited or expired or is settled only in cash may again be subjected to grants and awards under the Plan. For the avoidance of doubt, the following shares of Common Stock, however, may not again be made available for issuance as Awards under the Plan: (i) the full number of shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, regardless of the number of shares actually used to make such settlement; (ii) shares used to pay the exercise price or for settlement of any Award; (iii) shares used to satisfy withholding taxes related to the exercise, vesting or settlement of any Award; (iv) shares repurchased on the open market with the proceeds of the option exercise price; and (v) shares granted pursuant to a settled Stock Appreciation Right if such Stock Appreciation Right may be settled in shares of Common Stock, whether settled in cash or shares. All provisions in this Section 1.6 shall be adjusted, as applicable, in accordance with Article VIII.

2.       Subject to approval of the shareholders of the Company, the following Section 1.7 (Dividends and Dividend Equivalents) should be added to the Plan:

1.7 Dividends and Dividend Equivalents. No dividends or Dividend Equivalents will be paid on Options or Stock Appreciation Rights. Dividends and Dividend Equivalents paid on Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Award Units and Deferred Stock Units shall be treated as set forth in Sections 4.8 (Dividends and Other Distributions), 5.2(i), and 7.2(b) and shall be subject to the same terms and conditions and shall vest in the same manner as the Award on which they were paid.

3.       Subject to approval of the shareholders of the Company, Section 4.8 of the Plan (Dividends and Other Distributions) shall be amended and restated in its entirety to read as follows:

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4.8 Dividends and Other Distributions.

(a)       Except as otherwise provided in Section 4.9 or in the Participant’s Agreement, (i) with respect to Restricted Stock grants made prior to September 25, 2017, during the Restriction Period, a Participant shall be entitled to receive all dividends and other distributions paid with respect to shares of Common Stock subject to a Restricted Stock grant, (ii) with respect to Restricted Stock grants made on or after September 25, 2017, during the Restriction Period, all cash dividends and other distributions paid on Restricted Stock shall be paid in cash or the amount or value thereof automatically reinvested in additional Restricted Stock, as the Committee shall determine, consistent with Code Section 409A; provided that, dividends or other distributions with respect to Restricted Stock or additional Restricted Stock in which they are reinvested shall be subject to the same terms and conditions and shall vest in the same manner as the Restricted Stock on which they were paid, and (iii) if any dividends or distributions are paid in shares of Common Stock during the Restriction Period, the dividend or other distribution shares shall be subject to the same terms and conditions and shall vest in the same manner as the Restricted Stock on which they were paid.

(b)       The Committee, in its discretion, may provide in the Agreement evidencing any Restricted Stock Unit that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to date on which Restricted Stock Units held by such Participant are vested or settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be vested or settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 9.1, appropriate adjustments shall be made in the Participant's Restricted Stock Unit so that it represents the right to receive upon vesting or settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon vesting or settlement of the Restricted Stock Unit, and all such new, substituted or additional securities or other property shall be immediately subject to the same restrictions as are applicable to the Restricted Stock Unit.

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THIS FIFTH AMENDMENT is hereby adopted as of September 25, 2017.

PERCEPTRON, INC.

By:	/s/ David L. Watza
David L. Watza,
President, Chief Executive Officer
and Chief Financial Officer

BOARD OF DIRECTORS APPROVAL: September 25, 2017

SHAREHOLDER APPROVAL: ___________________, 2017

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